EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY AGREEMENT

      THIS EXPENSE REIMBURSEMENT, FEE WAIVER AND RECOVERY AGREEMENT (this "Agreement") is entered into between First Trust Series Fund, a Massachusetts business trust (the "Trust"), and First Trust Advisors L.P., an Illinois limited partnership ("First Trust"), as of December 22, 2010.

                                   RECITALS:

      A. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various series (each, a "Fund," and, collectively, the "Funds") set forth on Exhibit A attached hereto, which may be amended from time to time. Each Fund is treated as an open-end fund with its own investment objectives and policies.

      B. First Trust is the investment adviser to the Funds and is paid an annual management fee by the Funds.

      C. First Trust has voluntarily agreed to waive management fees and reimburse certain expenses to prevent a Fund's Expense Ratio from exceeding a particular Expense Cap (as such terms are hereinafter defined) for a term provided herein; provided, however, First Trust has reserved the right to seek restitution of any fees waived and expenses reimbursed within three years from the date the fee or expense was incurred to the extent that such restitution would not cause a Fund to exceed the expense limitations in effect at the time such fee or expense was incurred.

       D. First Trust and the Trust desire to more fully describe and document the above-described fee waivers, expense reimbursements and recovery all in accordance with the terms and provisions hereinafter set forth.

      NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and other good and valuable consideration, the parties hereto hereby agree as follows:

      Section 1. Definitions. The following terms shall have the following definitions in this Agreement:

      "Expense Ratio" is defined as a Fund's annual investment management fees and expenses (excluding taxes, interest, all brokerage commissions, other normal charges incident to the purchase and sale of portfolio securities, distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses) as a percentage of such Fund's daily net asset value.

      "Expense Cap" shall be equal to an Expense Ratio for the Funds as set forth on Exhibit A.

      Section 2. Waiver of Fees and Reimbursement of Expenses. On a Fund by Fund basis, First Trust will waive investment management fees payable to it by a Fund and/or reimburse a Fund for other expenses borne by such Fund up to such Fund's respective Expense Cap set forth in Exhibit A for the term set forth in Exhibit A (the "Expense Cap Term"), subject to First Trust's right to recover such fees and expenses set forth in Section 3. The aggregate amount of investment management fees waived and expenses reimbursed for a Fund from time to time under this Agreement for a particular Fund shall collectively be referred to as the "Reimbursed Amount." The Reimbursed Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis.

      Section 3. Recovery. To the extent that the Expense Ratio of a particular Fund is less than such Fund's applicable Expense Cap, First Trust may recover a portion of the Reimbursed Amount for such Fund equal to the amount of the Expense Cap less the actual Expense Ratio for such Fund (the "Recovered Amount") for up to three (3) years from the date the fee or expense was incurred during the Expense Cap Term (the "Recovery Period"). The Recovered Amount shall be accrued and paid on a monthly basis for each Fund but calculated and settled on an annual fiscal year basis. Under no circumstances, however, will First Trust be eligible to recover any of the Reimbursed Amount if such recovery would cause the Expense Ratio for a particular Fund to exceed such Fund's Expense Cap for the most recent fiscal year period for which the Expense Cap was in place. Notwithstanding anything to the contrary herein, the terms and obligations set forth in this Section 3 shall survive any termination of this Agreement as contemplated in Section 5.

      Section 4. First Trust's fund accounting department shall develop and maintain appropriate internal accounting policies and procedures to monitor and calculate the Reimbursed Amount and the Recovered Amount on a monthly basis for each Fund.

      Section 5. Term and Continuation. This Agreement shall be effective on the date provided on Exhibit A (the "Effective Date") for each respective Fund. This Agreement shall continue in effect for each respective Fund until the end of such Fund's Recovery Period unless the Agreement is continued for additional periods as agreed to by the parties. This Agreement may be terminated by the Trust on behalf of a Fund at any time and by First Trust after the expiration of the Expense Cap Term of a particular Fund upon sixty (60) days' written notice to the other party.

      Section 6. Notices. Any notice shall be sufficient when sent by registered or certified mail to the other party at the address of such party, set forth below such party's signature on this Agreement.

      Section 7. Entire Agreement; Amendments. This Agreement supersedes and abrogates all prior understandings, communications and agreements (whether written or oral) between the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement between the parties with respect to such subject matter. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No assignment by either party shall be of any force except with the prior written consent of the other party.

      Section 8. Governing Law; Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois (without regard to principles of law), including all matters of construction, validity, and performance; provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission. If any provision of this Agreement shall be held or made invalid by a court's decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

      Section 9. Massachusetts Notice. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and the limitation of shareholder and trustee liability contained therein. This Agreement is executed on behalf of the Trust and Fund by the Trust's officers as officers and not individually and the obligations imposed upon the Trust and Fund by this Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the respective Fund, and persons dealing with a Fund must look solely to the assets of the Fund and those assets belonging to the subject Fund, for the enforcement of any claims.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST ADVISORS L.P.                        FIRST TRUST SERIES FUND

By /s/ James A. Bowen                            By /s/ James A. Bowen
   ---------------------------------------          ----------------------------------
   James A. Bowen, Chief Executive Officer          James A. Bowen, (630) 517-7437

Address:  First Trust Advisors L.P.              Address: First Trust Series Fund
          120 East Liberty Drive                          120 East Liberty Drive
          Suite 400                                       Suite 400
          Wheaton, Illinois  60187                        Wheaton, Illinois  60187
          Fax: (630) 517-7437                             Fax: (630) 517-7437
          Attention: W. Scott Jardine                     Attention: W. Scott Jardine

                                                     EXHIBIT A

--------------------------------------------------  ------------------  ---------------------  ---------------------
                                                       EXPENSE CAP
                                                    (% OF AVERAGE NET
NAME OF FUND                                             ASSETS)           EFFECTIVE DATE        EXPENSE CAP TERM
--------------------------------------------------  ------------------  ---------------------  ---------------------
First Trust Preferred Securities and Income Fund          1.15%           January 11, 2011       February 28, 2017
--------------------------------------------------  ------------------  ---------------------  ---------------------
First Trust/Confluence Small Cap Value Fund               1.35%           January 11, 2011       February 28, 2017
--------------------------------------------------  ------------------  ---------------------  ---------------------
First Trust Short Duration High Income Fund               1.00%           November 1, 2012       February 28, 2017
--------------------------------------------------  ------------------  ---------------------  ---------------------
First Trust AQA(R) Equity Fund                            1.35%           November 6, 2015       November 6, 2017
--------------------------------------------------  ------------------  ---------------------  ---------------------